EXHIBIT D-2

INTERIM INVESTMENT ADVISORY AGREEMENT

THIS INTERIM INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made and entered into the 1st day of October, 2021, by and between Ancora Trust (the “Trust”) and Ancora Advisors LLC (the “Investment Advisor”). Each of the Trust and the Investment Advisor may be referred to herein as a “Party” or collectively as the “Parties.”

RECITALS:

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust previously retained the Investment Advisor to provide investment management services to the Funds pursuant to the Management Agreement dated November 1, 2006, as amended through October 1, 2020 (the “Prior Advisory Agreement”); and

WHEREAS, the Prior Advisory Agreement, by its terms, and in accordance with certain provisions of the 1940 Act, terminated upon its assignment; and

WHEREAS, on the date hereof the Investment Advisor was acquired by a wholly-owned subsidiary of Focus Financial Partners, LLC (the “Transaction”); and

WHEREAS, the Transaction resulted in the automatic termination of the Prior Advisory Agreement, pursuant to Section 15(a)(4) of the 1940 Act; and

WHEREAS, Rule 15a-4 under the 1940 Act provides a temporary exemption allowing an adviser to serve for a period of up to 150 days after termination of the Prior Advisory Agreement (the “150-day Period”) basis under an agreement that shareholders have not approved, notwithstanding the automatic termination of or failure to renew the advisory agreement, provided the Trust’s board approves such interim agreement; and

WHEREAS, the Fees to be paid under the Agreement as described below are identical to those paid under the Prior Advisory Agreement; and

WHEREAS, the Investment Advisor is registered as an investment adviser under the Investment Advisors Act of 1940, as amended, and is engaged in the business of supplying investment advice and investment management, as an independent contractor; and

WHEREAS, the Trust desires to retain Investment Advisor to continue to render investment management services to the Funds on an interim basis pursuant to Rule 15a-4 under the 1940 Act to allow the Funds’ shareholders an opportunity to approve a new definitive investment advisory agreement between the Trust, on behalf of the Funds and the Investment Advisor (the “New Definitive Agreement”), and the Investment Advisor is willing to provide the services hereunder.

NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, the Trust and the Investment Advisor agree as follows:

1.       Appointment of Investment Advisor.

The Trust hereby employs the Investment Advisor to act as investment adviser for the funds listed on Exhibit A and such other investment funds as the Trust may from time to time create (each, a “Fund” and collectively, the “Funds”). The Investment Advisor shall regularly provide each of the Funds with continuing investment advice and management for such Fund’s portfolio consistent with such Fund’s investment objective, policies and restrictions as provided for in the Funds’ Prospectus and Statement of Additional Information, determine what securities shall be purchased, held and sold for a Fund, and determine what portion of a Fund’s assets shall be held uninvested, subject always to the provisions of the Declaration of Trust, the Investment Company Act of 1940, as amended (the “1940 Act”), the Internal Revenue Code of 1986 and each Fund’s investment objective, policies and restrictions, and subject, further, to such policies and instructions as the Board of Trustees from time to time may establish.

2.       Fees.

(a)       Subject to the conditions of Section 2(b) below, the Investment Advisor shall receive, as compensation for its services, a fee, accrued daily and payable monthly, at an annual rate of 1.00% of the net assets of each of the Funds, except that (i) in the case of the Ancora Dividend Value Equity Fund such fee shall be equal to an annual rate of 0.75% of the net assets of such Fund and (ii) in the case of Ancora Income Fund such fee shall be equal to an annual rate of 0.50% of the net assets of such Fund.

(b)       The fees payable under Section 2(a) shall be subject to the following conditions:

(i)       the compensation earned under this Agreement will be held in an interest-bearing escrow account (the “Escrow Account”) with each Fund’s custodian (the “Escrow Agent”);

(ii)       if a majority of each Fund’s outstanding voting securities, as defined in the 1940 Act, approve the New Definitive Agreement within the 150-day period, the amount in the Escrow Account (including interest earned) will be paid to the Investment Advisor;

(iii)       if a majority of each Funds’ outstanding voting securities, as defined in the 1940 Act, do not approve the New Definitive Agreement, then the Investment Advisor will be paid, out of the Escrow Account, the lesser of:

(A) any costs incurred in performing the interim contract (plus interest earned on that amount while in escrow); or

(B) the total amount in the Escrow Account (plus interest earned).

(iv)       if any amounts become payable to the Investment Advisor pursuant to clause (ii) or clause (iii) above, a duly authorized officer of the Trust shall promptly give written instructions to the Escrow Agent directing that such amounts be paid.

(c)       Daily net assets for each Fund shall be determined pursuant to the applicable provisions of the Declaration of Trust. On days for which the value of a Fund’s net assets is not determined, the fee shall be accrued on the most recently determined net assets adjusted for subsequent daily income and expense accruals.

3.       Brokerage.

(a)       The Investment Advisor shall purchase securities or other assets from or through and sell securities or other assets to or through such persons, brokers or dealers as the Investment Advisor shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Funds’ Prospectus and Statement of Additional Information or as the Board of Trustees may direct from time to time. In providing the Funds with investment management and supervision, it is recognized that the Investment Advisor will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Investment Advisor, as the case may be, for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Trustees may direct or authorize from time to time.

(b)       Notwithstanding the above, it is understood that it is desirable for the Funds that the Investment Advisor have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Investment Advisor is authorized to place orders for the purchase and sale of securities for the Funds with such brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Advisor in connection with its services to other clients as well as the Funds.

(c)       The placing of purchase and sale orders may be carried out by the Investment Advisor or any wholly-owned subsidiary of the Investment Advisor.

4.       Payment to Others.

Nothing herein shall prohibit the Board of Trustees from approving the payment by the Funds of additional compensation to others for consulting services, supplemental research and security and economic analysis.

5.       Term.

This Agreement shall become effective as to each Fund as of the date of this Agreement and shall remain in effect, unless terminated sooner pursuant to the terms set forth in Section 6 hereof, until the earlier of: (a) 150 days from the date first above written and (b) the date on which the New Definitive Agreement is approved by a majority of the outstanding voting securities of each Fund, as defined in the 1940 Act.

6.       Termination.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trust’s Board of Trustees, by the vote of a majority of the outstanding voting securities of the Trust or, with respect to any one or more of the Funds, by the vote of a majority of the outstanding voting securities of such Fund or Funds, upon ten (10) days’ prior written notice to the Investment Advisor or by the Investment Advisor upon sixty (60) days’ prior written notice to the Trust. In the event this Agreement is terminated with respect to any Fund(s), this Agreement shall remain in full force and effect with respect to all other Funds listed on Exhibit A hereto, as the same may be amended. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act).

7.       Use of Names.

A Fund may use the names “Ancora” and “Thelen” only so long as this Agreement or any extension, renewal or amendment thereof remains in effect as to such Fund and with the permission of the Investment Advisor.

8.       Investment Advisor’s Liability.

The Investment Advisor shall not be liable for any errors of judgment or mistakes of law or for any loss suffered by any of the Funds in connection with matters to which this Agreement relates, except for any loss resulting from Investment Advisor’s willful misfeasance, bad faith or gross negligence in the performance of its duties or Investment Advisor’s reckless disregard of its obligations and duties under this Agreement.

9.       Nonpublic Information.

Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Funds to the Investment Advisor, or collected or retained by the Investment Advisor to perform its duties as investment adviser shall be considered confidential information. The Investment Advisor shall not disclose or otherwise use nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Investment Advisor, including use under an exception in Sections 248.14 or 248.15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Investment Advisor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers of the Funds. The Trust represents to the Investment Advisor that it has adopted a statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Investment Advisor with a copy of that statement annually.

10.       Notice of Declaration of Trust.

This Agreement is made by the Trust pursuant to authority granted to the Board of Trustees, and the obligations created hereby are not binding on any of the Trustees or shareholders of the Funds individually, but bind only the property of the Trust; provided, however, the liabilities, obligations and expenses incurred hereunder with respect to a particular Fund shall be enforceable against the assets and property of such Fund only, and not against the assets or property of any other Fund.

ANCORA TRUST

By:

Bradley A. Zucker, President

ANCORA ADVISORS LLC

By:

Frederick D. DiSanto, Chairman and

Chief Executive Officer

EXHIBIT A

Ancora Income Fund

Ancora MicroCap Fund

Ancora/Thelen Small-Mid Cap Fund

Ancora Dividend Value Equity Fund